Exhibit 5.1

September 7, 2018

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

Ladies and Gentlemen:

Attorneys under my supervision and I have acted as counsel for Pfizer Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $300,000,000 aggregate principal amount of Floating Rate Notes due 2023, $1,000,000,000 aggregate principal amount of 3.000% Notes due 2021, $1,000,000,000 aggregate principal amount of 3.200% Notes due 2023, $1,000,000,000 aggregate principal amount of 3.600% Notes due 2028, $700,000,000 aggregate principal amount of 4.100% Notes due 2038 and $1,000,000,000 aggregate principal amount of 4.200% Notes due 2048 (collectively, the “Debt Securities”) of the Company. The Debt Securities will be issued pursuant to the Indenture, dated as of September 7, 2018 (the “Basic Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), and the First Supplemental Indenture dated as of September 7, 2018 between the Company and the Trustee (the “First Supplemental Indenture” and together with the Basic Indenture, the “Indenture”). On September 4, 2018, the Company entered into an Underwriting Agreement, dated as of September 4, 2018 (the “Underwriting Agreement”), and related Pricing Agreement, dated as of September 4, 2018 (the “Pricing Agreement”), with Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the several underwriters named in the Pricing Agreement (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Debt Securities. The Underwriting Agreement, the Pricing Agreement, the Indenture and the Note Certificates (as defined below) are referred to herein collectively as the “Transaction Agreements.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion stated herein, attorneys under my supervision and/or I have examined and relied upon the following:

(i)    the registration statement on Form S-3ASR (File No. 333-223221) of the Company relating to the debt securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on February 26, 2018 under the Securities Act of 1933, as amended (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(ii)    executed copies of the Underwriting Agreement and the Pricing Agreement;

(iii)     the global certificates evidencing the Debt Securities (the “Note Certificates”) in the form delivered by the Company to the Trustee for authentication and delivery;

(iv)    an executed copy of the Basic Indenture;

(v)    an executed copy of the First Supplemental Indenture;

(vi)    an executed copy of a secretary’s certificate of Madelyn D. Purcell, Assistant Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(vii)    a copy of the Restated Certificate of Incorporation of the Company, dated April 12, 2004, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation of the Company, dated May 1, 2006 (as so amended, the “Certificate of Incorporation”), certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate;

(viii)    a copy of the By-laws of the Company (the “By-laws”), as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(ix)    copies of certain resolutions of the Board of Directors of the Company and certain resolutions of the Securities Issuance Committee of the Company, each certified pursuant to the Secretary’s Certificate.

Attorneys under my supervision and/or I have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of other officers or representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, attorneys under my supervision and I have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that attorneys under my supervision and I did not independently establish or verify, we have relied upon statements and representations of other officers and representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

I am admitted to the bar in the State of New York, and I do not express any opinion as to the laws of any jurisdiction other than Delaware corporate law and the laws of the State of New York, and I do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the Note Certificates have been duly authorized by all requisite action on the part of the Company and duly executed by the Company under the General Corporation Law of the State of Delaware, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, the Pricing Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinion stated herein is subject to the following qualifications:

(a)    the opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws relating to or affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)    I do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)    except to the extent expressly stated in the opinion contained herein, I have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d)    I do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

(e)    I call to your attention that irrespective of the agreement of the parties to any Transaction Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, I call to your attention that I do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Agreement; and

(f)    to the extent that the opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinion, I have assumed that neither the execution and delivery by the Company of each of the Transaction Agreements nor the performance by the Company of its obligations under each of the Transaction Agreements: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject or (iv) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

I consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the prospectus supplement dated September 4, 2018 and filed with the Commission. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Margaret M. Madden
Margaret M. Madden, Esq.
Senior Vice President and Corporate Secretary, Chief Governance Counsel

[Signature Page to Exhibit 5 Opinion]